UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2011

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-163411

Maryland	26-0500668
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

(770) 449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Wells Core Office Income REIT, Inc. (the "Registrant") has entered into a purchase and sale agreement (the "Agreement") to purchase a three-story office building containing approximately 144,000 square feet (the "Westway One Building") for approximately $31.0 million, exclusive of closing costs. On January 25, 2011, the Registrant, through a wholly owned subsidiary, entered into the Agreement with Behringer Harvard Equity Drive LP (the "Seller"), a Delaware limited partnership that is not affiliated with the Registrant, to purchase all of the Seller's interest in the Westway One Building. The acquisition is expected to be funded with proceeds raised from the ongoing public offering and proceeds from our $70.0 million credit facility. The Westway One Building was built in 2007 and is located on approximately 9.0 acres of land located in Houston, Texas. The Westway One Building is currently 100% leased to four tenants and anchored by NATCO Group, Inc., a division of Cameron Corp.

Under the Agreement, the closing of the transaction will occur on or before January 28, 2011. The consummation of the purchase of the Westway One Building is subject to certain conditions. Other assets may be identified in the future that the Registrant may acquire before or instead of the investment described above. At the time of filing, the Registrant cannot make any assurances that the closing of this investment will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Date: January 26, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President